EXHIBIT 99.1

NEWS RELEASE

NetSol PK Announces Financial Results for Fiscal Year 2008

Fiscal Year 2008 Revenue Increased 39.9% and Earnings Per Share Increased 100.7% Year-Over-Year

NetSol PK Management Declares 10% Cash Dividend and 20% Final Stock Dividend to Shareholders

LAHORE, Pakistan - September 10, 2008 -- NetSol Technologies Limited NetSol PK (KSE: NETSOL), a majority owned subsidiary of NetSol Technologies Inc. (NASDAQ: NTWK (NasdaqCM: NTWK) (DIFX: NTWK), a provider of automated and IT enabled solutions catering to organizations across various verticals around the world, today announced financial results for the fiscal year 2008, ended June 30, 2008.

NetSol PK Fiscal Year 2008 Financial Highlights

•	Revenues increased 39.9% over the fiscal year 2007
•	Gross profit rose 53.6% over the fiscal year 2007
•	Net income increased 100.5% over the fiscal year 2007, including dividend income from subsidiary
•	Net income increased 86.2% over the fiscal year 2007, excluding dividend income from subsidiary

NetSol PK delivered solid growth during the fiscal year 2008 as it reported revenues of Rupees 1,298.12 million (US$ 20.5 million), which represents a 39.9% increase as compared to Rupees 927.81 million (US$ 15.25 million) reported in fiscal year 2007. Gross profit in the fiscal year 2008 rose 53.6% to Rupees 819.63 million (US$ 12.85 million), as compared to Rupees 533.68 million (US$ 8.76 million) reported in the fiscal year 2007.

NetSol PK reduced its cost of sales in the fiscal year 2008 to 36.9% of revenue as compared to 42.5% in the fiscal year 2007. As a result, gross margin improved to 63.1% compared to 57.5% in the corresponding fiscal year. Moreover, NetSol PK’s net profit margin improved significantly to 54.4%, compared to 37.9% achieved in fiscal year 2007. Diluted earnings per share more than doubled year-over-year to 11.82 Rupees per share (US$ 0.18 per share), compared to 5.89 Rupees per share (US$ 0.096 per share) reported in the corresponding fiscal year 2007.

NetSol PK management has declared a 10% cash dividend and 20% stock dividend for the fiscal year 2008 to NetSol PK shareholders. The final stock dividend is in addition to the interim 20% stock dividend approved by the Board in their meeting held on February 11, 2008. It may further be noted that NetSol’s group revenue crossed the one billion rupee milestone during the fiscal year 2008.

Salim Ghauri, Chairman and Chief Executive Officer of NetSol Technologies Ltd. (Pakistan) and President of the Asia-Pacific division of NetSol Technologies, Inc. stated, “NetSol PK experienced exceptional growth in revenue, gross profit and net income during fiscal year 2008, suggesting a strong basis for additional growth in fiscal 2009. Supporting our robust fiscal 2008 financial performance has been our continued focus on operating excellence with NetSol PK ranked amongst the first 100 companies worldwide to be assessed at CMMI Maturity Level 5 and a pioneer in Pakistan in achieving SW-CMM/CMMI certifications.

“Today NetSol PK is serving customers around the world and new opportunities are arising fast for our services with every passing day. Our latest fiscal 2008 financial results build on the strength of our track record for performance, with NetSol topping the IT exports ranking in Pakistan for the last five consecutive years. Complementing this has been a wide range of independent local and international awards including the APICTA Award, Best IT Employer Award, PASHA ICT Award and many more. To help ensure we continue to build a strong foundation for future growth, NetSol PK is making key strategic investments in our sales and marketing organizations to help accelerate the emerging business opportunities we see locally as well as internationally,” concluded Mr. Ghauri.

NetSol Technologies Limited.
NetSol Avenue,
Main Ghazi Road,
Lahore Cantt.
Pakistan
Phone: +9242-111-44-88-00
http://www.netsolpk.com/

Forward-Looking Statements
This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation  results,  including statements  regarding  the  Company  that  are  subject  to  certain  risks  and uncertainties  that could cause actual results to differ  materially  from those projected.  The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.